**Williams & Webster, P.S.**
*Certified Public Accountants & Business Consultants*

Exhibit 23.1

Board of Directors
Powercold Corporation
La Vernia, Texas

**CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS**

We consent to the use of our report dated March 25, 2005 on the financial statements of Powercold Corporation as of December 31, 2004 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form S-1 Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington

June 22, 2005

*Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA*
*Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201*
*Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com*